Exhibit 99.1

International Press Release

October 3, 2006

Asia Payments Signs Agreement to Merge with Leading Payments Systems Company

October 3, 2006 (Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) ("Asia Payments") today announced that it has signed a binding agreement to merge with Cardtrend Systems Sdn. Bhd. ("Cardtrend"), a leading payments systems developer and provider of data processing services for operators of payments and loyalty-rewards cards in the Asia Pacific region. Owned 100% by Asia Payments, Cardtrend will become the flagship for Asia Payments' Processing Business, while serving as Technology Centre for the Company. Going forward, Cardtrend will continue to operate as a stand-alone business unit serving external clients but also supply Asia Payments' own IT requirements.

Based in Kuala Lumpur, Malaysia, Cardtrend has been awarded 'High Technology Company' status under the Malaysian Government's program that promotes the growth of ICT industries through providing incentives such as tax-holidays and R & D grants. Since its establishment in 2001 Cardtrend has moved beyond its home market and now has clients in seven countries in the Asia Pacific region. Cardtrend's systems have been implemented for a variety of Malaysian and multi-national corporations who are payments and loyalty-rewards card operators, including oil companies, mobile phone prepaid/reload companies and financial institutions.

The merger agreement calls for the issue of convertible preferred shares that will convert into 25 million restricted common shares of the Company. Of the common stock to be issued, 10 million shares will be released only after Cardtrend achieves specific revenue targets with external customers. Both parties expect to close the transaction in the fourth quarter of 2006.

Mr. KK Ng, President and CEO of Asia Payments said: "we have identified Cardtrend as a vehicle with which we can rapidly advance the growth of our Processing Business, while at the same time significantly upgrading our technology and systems capabilities. The merger will not only shorten the development cycle for our own systems by many months, thus giving us substantial savings in development expenses, but will also make a major contribution towards our revenue target of US$ 3 million for 2007. "

Mr. KK Low, Founder and Managing Director of Cardtrend said: "my shareholders and I view the merger with Asia Payments as a means to accelerate the expansion of our own business, as well as giving us the opportunity to achieve new synergies with Asia Payments' card and prepaid businesses."

An immediate benefit of the agreement to merge the two companies is that Mr. Low has joined the Board of Directors of Asia Payments and has been appointed Chief Technology Officer. He will also become Head of Processing Business in the combined organization. He takes over the board position vacated by Mr. Benny Lee, who resigned to allow for the appointment of Mr. Low.

ABOUT ASIA PAYMENT SYSTEMS, INC.

Asia Payment Systems, Inc. ("Asia Payments") is a fully reporting US public company with its principal office in Hong Kong and business activities keenly focused within the payments and loyalty-rewards industries in China and throughout Asia. Asia Payments' recently formed wholly-owned foreign enterprise in Shanghai serves as its business development vehicle in China. Following recent acquisitions, Asia Payments now owns assets and operates in multiple locations across Asia. In line with its long-term growth strategy, Asia Payments now has three distinct yet synergistic business units: Processing Business, Cards Business and Prepaid Business. For more information please visit Asia Payments' corporate website (www.asiapayinc.com).

Contact:
Asia Payment Systems, Inc.
KK Ng, President & CEO
(866) 877-APAY
ir@asiapayinc.com

Investor Relations in the U.S.:
Equiti-trend Advisors LLC
(800) 585-6988 toll-free
(858) 436-3350 international callers